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                                                                       EXHIBIT 5

                                 August 9, 1995

Eastex Energy Inc.
1100 First Interstate Bank Plaza
1000 Louisiana
Houston, Texas 77002

     Re: El Paso Natural Gas Company's Registration Statement on Form S-4

Ladies and Gentlemen:

     As Senior Vice President and General Counsel of El Paso Natural Gas Company, a Delaware corporation (the "Company"), I am providing this legal opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, (the "Act"). The Registration Statement relates to shares of the Company's common stock, $3 par value (the "Shares"), which are to be issued pursuant to the Agreement and Plan of Merger, dated May 8, 1995, by and among this Company, El Paso Acquisition Company and Eastex Energy Inc. (the "Merger Agreement") pursuant to which Eastex Energy Inc. ("Eastex") stockholders will receive either Shares and/or cash (subject to certain limitations described in the Merger Agreement) and Eastex will be merged into El Paso Acquisition Company. Each Share will have attached an associated right to purchase shares of preferred stock, $.01 par value, of the Company in accordance with the Shareholder Rights Agreement between the Company and The First National Bank of Boston, dated as of July 7, 1992 (the "Shareholder Rights Agreement") (each a "Right").

     I have examined the Registration Statement, the Merger Agreement, the Shareholder Rights Agreement and such other corporate records, certificates and other documents and instruments, and have made such investigations of law, as I have considered necessary or appropriate for the purposes of this opinion.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when executed by the Company, countersigned by a transfer agent, duly registered by a registrar for the Shares and issued in accordance with the resolutions of the Board of Directors of the Company and the terms and provisions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible, and have assumed that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in the Proxy Statement and Prospectus included in the Registration Statement as having passed upon the validity of the issuance of the Shares. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion is being rendered solely for your benefit in connection with the issuance of the Shares and Rights in accordance with the Merger Agreement.

                                            Very truly yours,

                                            /s/  BRITTON WHITE, JR.
                                            Britton White, Jr.